                                                                     EXHIBIT 5.1

                             OPINION OF WILLIAM FRY



                                                         16 May 2003


The Directors
IONA Technologies PLC
The IONA Building
Shelbourne Road
Dublin 4


REGISTRATION STATEMENT ON FORM S-8 RELATING TO (A) THE COMPANY'S 1997 DIRECTOR SHARE OPTION SCHEME, AS AMENDED (THE "SCHEME") AND IONA TECHNOLOGIES PLC (THE "COMPANY") AND (B) THE COMPANY'S 1999 EMPLOYEE SHARE PURCHASE PLAN, AS AMENDED (THE "PLAN")

Dear Sirs

1.    CAPACITY AND BASIS

      This Opinion is furnished to you in connection with the above Registration Statement on Form S-8 to be filed on or about 16 May 2003 by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Registration Statement") relating to an aggregate of 250,000 Ordinary Shares, par value E0.0025 per share, of the Company issuable pursuant to the Scheme (the "New Scheme Shares") and an aggregate of 500,000 Ordinary Shares, par value of E0.0025 per share, of the Company issued or issuable pursuant to the Plan (the "Plan Shares"). Of the Plan Shares, 288,470 remain available for issuance pursuant to the Plan (the "New Plan Shares").

      This Opinion is given for the purposes of the Registration Statement and is based on the assumptions and subject to the reservations and qualifications set out below.

2.    DOCUMENTS

      For the purpose of issuing this Opinion, we have examined and have relied upon each of the following documents (each a "Document" and collectively, the "Documents"):

      (a) a certificate from the Company Secretary of the Company dated 16 May 2003 as to certain matters to be relied on by us (the "Company Certificate"), a copy of which is annexed hereto marked "A";

      (b) a copy of the Rules of the Scheme in the form which is annexed as Appendix I to the Company Certificate (the "Scheme Rules");

      (c) a copy of the Rules of the Plan in the form which is annexed as Appendix II to the Company Certificate (the "Plan Rules");

      (d) copies of the Certificate of Incorporation on Re-Registration as a Public Limited Company and the Memorandum and Articles of Association of the Company annexed as Appendix III to the Company Certificate (the "Memorandum and Articles of Association");

      (e) a copy of the Minutes of the Extraordinary General Meeting of the Company of 6 February 1997, paragraph 14 of which records the resolution of the members adopting the Scheme, annexed as Appendix IV to the Company Certificate;

      (f) a copy of the Minutes of the Annual General Meeting of the Company of 9 June 1999, paragraph 7(a) of which records the resolution of the members adopting the Plan, annexed as Appendix V to the Company Certificate;

      (g) a copy of the Minutes of the Annual General Meeting of the Company of 30 July 2002, Resolution 6 of which records the ordinary resolution of the members renewing the authority contained in the Articles of Association authorising the Directors of the Company to allot relevant securities pursuant to Section 20 of the Companies (Amendment) Act, 1983 (the "Section 20 Authority"); Resolution 7 of which records the special resolution of the members authorising the Directors to disapply statutory pre-emption rights under Section 23 of the Companies (Amendment) Act, 1983 (the "Section 24 Authority") annexed as Appendix VI to the Company Certificate; Resolution 9 of which records the ordinary resolution of the members authorising an increase in the number of Ordinary Shares available for issuance under the Scheme; and Resolution 10 of which records the ordinary resolution of the members authorising an increase in the number of Ordinary Shares available for issuance under the Plan;

      (h) a copy of the Register of Members of the Company as at close of business on 15 May 2003, annexed as Appendix VII to the Company Certificate (the "Register of Members");

      (i) a copy of the draft Registration Statement, annexed as Appendix VIII to the Company Certificate; and

      (j) the report of searches made against the Company by Rochford Brady, independent law searchers, on our behalf on 7 and 16 May 2003 in the Irish Companies Registration Office and the Central Office of the High Court, Dublin (the "Searches"), a copy of which is annexed hereto marked "B".

3.    OPINION

      Based on our review of the Documents and upon the assumptions listed at Clause 4, and subject to all applicable bankruptcy, insolvency, liquidation, examinership, reorganisation, moratorium and other laws relating to the enforcement of creditors rights generally, and to the reservations and qualifications set out in Clauses 5 and 6, we express the following opinions:

      (a) There is at today's date sufficient unissued authorised share capital of the Company to facilitate the issue of:

            (i) the New Scheme Shares available for issuance pursuant to the Scheme; and

            (ii) the New Plan Shares available for issuance pursuant to the Plan.

      (b) The New Scheme Shares available for issuance pursuant to the Scheme will, when issued and paid for in accordance with the terms of the Scheme, be validly issued and fully paid and not subject to further calls thereon.

      (c) The New Plan Shares available for issuance pursuant to the Plan will, when issued and paid for in accordance with the terms of the Plan, be validly issued and fully paid and not subject to further calls thereon.

4.    ASSUMPTIONS

      For the purpose of giving this Opinion, we have made the following assumptions without independent verification:

      (a) That the copies of each Document referred to herein as being reviewed by us are true, complete and accurate copies of the originals thereof as in effect on the date hereof without any amendment or modification thereto, and that each Document furnished to us in unexecuted form will be duly executed in substantially the same form as that reviewed by us for the purposes of this Opinion.

      (b) The authenticity of all signatures and/or corporate seals on, and the capacity of all individuals who signed, any of the Documents.

      (c) That the Company Certificate fully and accurately states the position as to the matters of fact or opinion referred to therein and that the position as stated therein in relation to any factual matter or opinion pertains as of the date hereof.

      (d) That the copies produced to us of minutes of the extraordinary general meeting of the members of the Company held on 6 February 1997 and the minutes of the annual general meetings of the members of the Company of 9 June 1999 and 30 July 2002 are true copies and correctly record the proceedings at such meetings; that such meetings were quorate and duly convened and held, that all resolutions set out in such copies were duly passed, that no further resolutions of the members or the Board or any committee thereof have been passed or corporate or other action taken, which would or might alter the effectiveness thereof.

      (e) That there are no contractual or similar restrictions or other arrangements binding on the Company which could affect the conclusions in this Opinion.

      (f) That no amendment or alteration will be made to the Memorandum and Articles of Association subsequent to the date hereof that will have an impact on this opinion.

      (g) That the Section 20 Authority and Section 24 Authority set forth in the Articles of Association of the Company will continue to be valid, or will be renewed.

      (h) That the Company will continue to be duly incorporated and validly existing as a legal entity under the laws of Ireland at the time of allotment and issue of the New Scheme Shares and the New Plan Shares.

      (i) That the issued ordinary share capital of the Company as at the date hereof as set forth on the Register of Members, is 32,757,096 Ordinary Shares of E0.0025 each, and that the Company's authorised unissued ordinary share capital as at the date hereof is 117,242,904 Ordinary Shares of E0.0025 each.

      (j) That sufficient authorised but unissued Ordinary Shares of E0.0025 each in the capital of the Company will at all relevant times be retained by the Company in its unissued authorised share capital to facilitate the allotment of the New Scheme Shares and the New Plan Shares as required under the terms of the Scheme and the options granted thereunder, and as required under the terms of the Plan.

      (k) That the terms of any option or purchase right granted pursuant to the Scheme are duly authorised by the Board, or a duly appointed committee thereof and that such terms and the terms of any related agreements with the Company relating to such New Scheme Shares are not inconsistent with the Scheme Rules or contrary to Irish law.

      (l) That the terms of any purchase right granted pursuant to the Plan are duly authorised by the Board, or a duly appointed committee thereof and that such terms and the terms of any related agreements with the Company relating to such New Plan Shares are not inconsistent with the Plan Rules or contrary to Irish law.

      (m) That every grant of options and allotment of the New Scheme Shares under the terms of the Scheme and every allotment of New Plan Shares under the Plan will be duly and validly authorised and approved by the Board (either at a meeting of the Board which will have been duly convened and held and will be quorate throughout the duration thereof or by written resolution of the Board as complies with the provisions of the Company's Articles of Association relevant to such written resolutions) and in so authorising and approving grants of options under such Scheme and the allotment of shares under such Plan each member of the Board will act bona fide in the best interests of the Company and that the provisions contained in the Companies Acts 1963-2001 and/or the Articles of Association relating to the declaration of the interests of Directors and the powers of interested Directors to vote will be duly observed.

      (n) That the subscription price payable in respect of each share issued pursuant to the Scheme and/or the Plan shall have been paid in full in cash by or on behalf of the allottee and the subscription price so payable shall be not less than the par value thereof.

      (o) That upon issuance of Ordinary Shares pursuant to the Scheme or the Plan, the name and other necessary particulars of the holder of such shares shall have been entered in the Register of Members.

5.    RESERVATIONS AND QUALIFICATIONS

      This Opinion is given solely on the basis of a review of the Documents and the applicable law with regard to the matters specified herein. The Opinion is given only in respect of the laws of Ireland in effect as of the date of this letter and as to the facts and circumstances as stated herein in existence at this date and this letter is not to be taken as expressing any opinion with regard to any matter governed by the laws of any jurisdiction other than Ireland.

6.    GENERAL

      It should be noted that capital duty at the rate of 1% of the issue price of the New Scheme Shares and New Plan Shares is payable by the Company within 30 days of the date of allotment, and a duly completed Form B5 in respect of such allotment and capital duty must be filed within this period with the Irish Revenue Commissioners. Failure to comply with this requirement does not affect the validity of the New Scheme Shares or the New Plan Shares allotted but may result in penalties, fines and interest being payable by the Company.

      This Opinion may not be relied upon for any other purpose or furnished to, used by or circulated to any other person other than its intended addressee without our prior written consent in each instance. In this regard, we hereby consent to the filing of this Opinion as an exhibit to the Registration Statement and we consent to the use of our name where appearing in the Registration Statement. This Opinion is only to be used in connection with the issue of the New Scheme Shares in accordance with the terms of the Scheme, and the issue of the New Plan Shares in accordance with the terms of the Plan, while the Registration Statement is in effect.

      This Opinion speaks only as of the date hereof and we disclaim any obligation to advise you or anyone else of changes of law or fact that occur after the date hereof.

      This Opinion is given on the basis that it will be construed in accordance with, and governed in all respects by, the laws of Ireland which shall apply between us and all persons interested.


Yours faithfully                              Yours faithfully

/s/                                           /s/
Partner                                       Partner
WILLIAM FRY                                   WILLIAM FRY
Solicitors                                    Solicitors